Exhibit 10.1

ENDEAVOUR INTERNATIONAL CORPORATION

$54,000,000

12% First Priority Notes due 2018

Purchase Agreement

October 10, 2012

Credit Suisse Securities (USA) LLC (“Credit Suisse”)

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

Endeavour International Corporation, a Nevada corporation (the “Company”), proposes to issue and sell to Credit Suisse Securities (USA) LLC (the “Initial Purchaser”) $54,000,000 principal amount of its 12% first priority notes due 2018 (the “Notes”). The Notes are to be issued under the indenture (the “Indenture”) dated February 23, 2012, among the Company, the guarantors listed in Schedule II hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and will be jointly, severally and unconditionally guaranteed by each of the Guarantors (the “Guarantees”). The Company and the Guarantors are hereinafter referred to collectively as the “Endeavour Parties.” Certain terms used herein are defined in Section 22 hereof.

The Company has previously issued $350,000,000 in aggregate principal amount of its 12% First Priority Notes due 2018 under the Indenture (the “Existing Notes”). The Notes constitute an additional issuance of notes under the Indenture. Except as otherwise described in the Disclosure Package (as defined below), the Notes will have identical terms to the Existing Notes and will be treated as a single class of notes for all purposes under the Indenture.

The sale of the Notes and the Guarantees to the Initial Purchaser will be made without registration of the Notes or the Guarantees under the Act in reliance upon exemptions from the registration requirements of the Act.

Endeavour Operating Corporation, a wholly owned subsidiary of the Company and Guarantor (“Endeavour Operating”), is party to a first priority Pledge and Security Agreement and a Dutch law first priority deed of pledge (collectively, the “Security Documents”), pursuant to which the Company and its domestic subsidiaries party to such agreements have granted a first-priority lien for the benefit of holders of the Notes on (1) 65% of the voting capital stock and 100% of the non-voting capital stock of Endeavour International Holding B.V. and of any first-tier foreign subsidiaries (as further described therein) it may thereafter acquire, (2) all intercompany indebtedness owing by any of the Company’s foreign subsidiaries to the Company or any of its domestic subsidiaries (including an intercompany note to Endeavour Operating from Endeavour Energy U.K. Limited (“EEUK”)) and (3) all proceeds of, income and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing.

The Notes and the Guarantees will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Date (as defined below), among the Company, the Guarantors and the Initial Purchaser, pursuant to which the Company will agree to file with the Commission (i) a registration statement under the Act relating to another series of debt securities of the Company and the guarantees of the Guarantors under the Indenture, with terms substantially identical to the Notes (the “Exchange Notes”) and the Guarantees (the “Exchange Guarantees”) to be offered in exchange for the Notes and the Guarantees and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Act relating to the resale by certain holders of the Notes and the Guarantees and to use commercially reasonable efforts to cause such registration statement to be declared effective. We expect that the exchange offer for the new notes will also relate to the Existing Notes.

In connection with the sale of the Notes and the Guarantees, the Company has prepared a preliminary offering circular, dated October 10, 2012 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Circular”) and a pricing supplement dated October 10, 2012, in the form of Schedule I (the “Pricing Supplement,” and together with the Preliminary Circular, the “Disclosure Package”) and a final offering circular, dated October 10, 2012 (as amended or supplemented at the Execution Time, including any and all exhibits thereto, the “Final Circular”). Each of the Preliminary Circular and the Final Circular sets forth certain information concerning the Company, the Notes and the Guarantees. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Circular and the Final Circular, and any amendment or supplement thereto, in connection with the offer and sale of the Notes and the Guarantees by the Initial Purchaser. Unless stated to the contrary, any references herein to the terms “amend,” “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Circular and the Final Circular shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein, and all references herein to the terms “Disclosure Package” and “Final Circular” shall be deemed to mean and include all information filed under the Exchange Act prior to the Execution Time and incorporated by reference in the Disclosure Package or the Final Circular (collectively, the “Incorporated Documents”).

1. Representations and Warranties. Each of the Endeavour Parties, jointly and severally, represents and warrants to, and agrees with, the Initial Purchaser as set forth below in this Section 1.

(a) The Preliminary Circular, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of its date and on the Closing Date, the Final Circular did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Circular or the Final Circular, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) (i) The Disclosure Package, as of the Execution Time and (ii) any road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the foregoing based upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchaser) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Notes or the Guarantees under the Act.

(d) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchaser) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes or the Guarantees or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes or the Guarantees; and each of the Company, its Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e) The Notes and the Guarantees satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) Subject to compliance by the Initial Purchaser with its representations and warranties contained herein, no registration under the Act of the Notes and the Guarantees or qualification of the Indenture under the Trust Indenture Act is required for the offer and sale of the Notes and the Guarantees to or by the Initial Purchaser in the manner contemplated herein, in the Disclosure Package and the Final Circular.

(g) Neither the Company nor any of its Subsidiaries is, and after giving effect to the offering and sale of the Notes and the Guarantees and the application of the proceeds thereof as described in the Disclosure Package and the Final Circular will be, an “investment company” as defined in the Investment Company Act.

(h) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(i) Each of the Company and its Subsidiaries has been duly formed and is validly existing in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Circular, and is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect (as defined below).

(j) All the outstanding shares of capital stock (or corresponding equity interest) of the Company and each Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Circular and except as arise under or pursuant to the credit agreement dated April 12, 2012 between the Company, Endeavour Energy UK Limited, Cyan Partners, LP and various lenders listed therein (as amended and supplemented to the date hereof, the “Credit Agreement”), all outstanding shares of capital stock (or corresponding equity interest) of the Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(k) All the outstanding shares of capital stock (or corresponding equity interest) of Endeavour International Holding B.V. have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as arise under or pursuant to the Credit Agreement or the Letter of Credit Agreement, all outstanding shares of capital stock (or corresponding equity interest) of Endeavour International Holding B.V. are owned by Endeavour Operating Corporation free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(l) Each of the Notes, the Guarantees, the Indenture and the Registration Rights Agreement conforms in all material respects to the description thereof contained in each of the Disclosure Package and the Final Circular. The descriptions of statutes, legal, governmental and regulatory proceedings and contracts and other documents insofar as such descriptions summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair descriptions of such legal matters, agreements, documents or proceedings in all material respects.

(m) This Agreement has been duly authorized, executed and delivered by each of the Endeavour Parties.

(n) The Indenture has been duly authorized, executed and delivered by each of the Endeavour Parties and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a legal, valid and binding instrument enforceable against each of the Endeavour Parties in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(o) The Registration Rights Agreement has been duly and validly authorized by each of the Endeavour Parties and, assuming due authorization, execution and delivery thereof by each of the other parties thereto, will constitute a legal, valid and binding agreement enforceable against each of the Endeavour Parties in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(p) The Notes have been duly authorized by the Company, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and paid for by the Initial Purchaser, will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), and will be entitled to the benefits of the Indenture.

(q) The Exchange Notes have been duly authorized by the Company, and will, when issued, executed and authenticated in accordance with the provisions of the Indenture and as contemplated by the Registration Rights Agreement in exchange for the Notes, will be duly and validly issued and outstanding and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), and will be entitled to the benefits of the Indenture; and the Exchange Guarantees have been duly authorized by each of the Guarantors and, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and as contemplated in the Registration Rights Agreement, will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), and will be entitled to the benefits of the Indenture.

(r) The Security Documents have been duly authorized by Endeavour Operating on the terms disclosed in the Disclosure Package and the Final Circular. Assuming due authorization, execution and delivery thereof by the other parties thereto, the Security Documents constitute legal, valid and binding agreements enforceable against Endeavour Operating in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(s) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, in the Indenture, in the Registration Rights Agreement or in the Security Documents (on the terms disclosed in the Disclosure

Package and the Final Circular), except such as may be required under the blue sky laws of any jurisdiction in which the Notes and the Guarantees are offered and sold or under the Exchange Act, such appropriate filings of Uniform Commercial Code (“UCC”) financing statements and, in the case of the Registration Rights Agreement, such as will be obtained under the Act and the Trust Indenture Act.

(t) None of the execution and delivery of this Agreement or the Registration Rights Agreement (on the terms disclosed in the Disclosure Package and the Final Circular), the issuance and sale of the Notes and the Guarantees, the consummation of any other of the transactions contemplated in this Agreement, the Registration Rights Agreement or the Indenture, the application of the proceeds therefrom as set forth in the Disclosure Package or the fulfillment of the terms hereof or thereof will conflict with, require any other consent under, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries (except for liens required by the terms of the Security Documents) pursuant to (i) the organizational documents of the Company or any of its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties, except, with respect to clauses (ii) and (iii) only, for such defaults or violations as would not, individually or in the aggregate, result in a Material Adverse Effect and except for such as have been obtained.

(u) The consolidated historical financial statements and schedules of the Company and its consolidated Subsidiaries and the combined revenues and direct operating expenses of the Alba Property purchased in the COP Acquisition included or incorporated by reference in the Disclosure Package and the Final Circular present fairly the financial condition, results of operations and cash flows of the Company and the results of operations of the Alba Property purchased in the COP Acquisition as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). All pro forma financial statements or data included or incorporated by reference in the Disclosure Package and the Final Circular comply in all material respects with the requirements of the Act and the Exchange Act, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. The selected financial data set forth under the captions “Summary Historical Consolidated Financial Data” in the Preliminary Circular and the Final Circular fairly present, on the basis stated in the Preliminary Circular and the Final Circular, the information included therein. The other financial, reserve and statistical data contained or incorporated by reference in the Preliminary Circular and the Final Circular (and any amendment or supplement thereto) are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company and its Subsidiaries.

(v) As of June 30, 2012, the Company had or would have had, on the consolidated historical and as adjusted basis as indicated in the Disclosure Package and the Final Circular, a capitalization as set forth therein under the heading “Capitalization.”

(w) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the Endeavour Parties, threatened that could reasonably be expected to (A) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business or (B) prevent or materially interfere with the ability of the Endeavour

Parties to perform their respective obligations under this Agreement, the Indenture or the Registration Rights Agreement or consummate any of the transactions contemplated hereby or thereby (the occurrence of any such effect or any such prevention or interference or any such result described in the foregoing clauses (A) and (B) being herein referred to as a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(x) Each of the Company and its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted or to be conducted on the Closing Date.

(y) Neither the Company nor any Subsidiary is in violation or default of (i) any provision of its organizational documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except, with respect to clauses (ii) and (iii) only, for such defaults or violations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(z) KPMG LLP, who has certified certain financial statements of the Company and its consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Final Circular, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(aa) (i) Ernst & Young LLP (Aberdeen, Scotland), who has audited the statements of revenues and direct operating expenses for each of the three years ended December 31, 2011 with respect to the Alba Property purchased in the COP Acquisition (as defined below) incorporated by reference in the Disclosure Package and the Final Circular, are independent auditors with respect to the COP Assets under Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and its interpretations and (ii) Ernst & Young LLP, who has reviewed financial statements of Company and its consolidated Subsidiaries which are in the Disclosure Package and the Final Circular and incorporated by reference therein, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(bb) Each of the Company and its Subsidiaries has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(cc) No labor problem or dispute with the employees of the Company or any of its Subsidiaries exists, or to the best knowledge of the Endeavour Parties, is threatened or imminent, and the Endeavour Parties are not aware of any existing or imminent labor disturbance by the employees of any of the Company’s or its Subsidiaries’ principal suppliers, contractors or customers, that would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(dd) Netherland, Sewell & Associates, Inc., who issued a report with respect to the Company’s oil and natural gas reserves as of December 31, 2011, 2010 and 2009 and with respect to the oil and natural gas reserves of the COP Assets as of December 31, 2011 and who has delivered the letter referred to in Section 6(i) hereof, was, as of the date of such report, and is, as of the date hereof, an independent petroleum engineer with respect to the Company.

(ee) The estimates of net proved oil and gas reserves of the Company as of December 31, 2011, 2010 and 2009 and of the COP Assets as of December 31, 2011 (the “proved reserve estimates”) and the estimates of net proved plus probable oil and gas reserves of the Company and of the properties to be acquired in the acquisition of assets (the “COP Assets”) pursuant to the sale and purchase agreement between ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited, ConocoPhillips (U.K.) Lambda Limited and Endeavour Energy U.K. Limited, dated as of December 23, 2011, as of December 31, 2011 (the “2P reserve estimates”) contained in the Disclosure Package and the Final Circular were prepared by or audited by Netherland, Sewell & Associates, Inc.; the proved reserve estimates and the 2P reserve estimates of the Company and of the COP Assets as of December 31, 2011 included in the Disclosure Package and the Final Circular fairly reflect, in all material respects, the oil and gas reserves of the Company and of the COP Assets as of the dates indicated therein and are in accordance with the Commission guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(ff) The organizational documents of the Company and each of its Subsidiaries have been duly authorized, executed and delivered by the Company or such Subsidiary, as the case may be, and are enforceable against the respective parties thereto in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, to general principles of equity and public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing).

(gg) The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any such Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(hh) No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock (or corresponding equity interest), from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(ii) The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(jj) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries’ internal controls over financial reporting are effective and the Endeavour Parties are not aware of any material weakness in their internal control over financial reporting.

(kk) The Company and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ll) None of the Endeavour Parties has taken, directly or indirectly, any action designed to or that would constitute or that could reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes and the Guarantees.

(mm) Since June 30, 2012, none of the Company or any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Final Circular. Except as disclosed in the Disclosure Package and the Final Circular (or any amendment or supplement thereto), subsequent to the respective dates as of which such information is given in the Disclosure Package and the Final Circular (or any amendment or supplement thereto), (i) none of the Company or any of its Subsidiaries has incurred any liability or obligation, indirect, direct or contingent, or entered into any transactions, not in the ordinary course of business, that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, (ii) there has not been any material change in the capitalization or material increase in the short-term debt or long-term debt of the Company or any of its Subsidiaries and (iii) there has not been any material adverse change, or any development involving, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs, condition (financial or other), business, prospects, assets or results of operations of the Company and its Subsidiaries.

(nn) The Company and its Subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto). Except as set forth in the Disclosure Package and the Final Circular, neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(oo) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(pp) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its Subsidiaries that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that could have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its Subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its Subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its Subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its Subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its Subsidiaries related to their employment that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its Subsidiaries may have any liability.

(qq) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(rr) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Endeavour Parties, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its Subsidiaries and, to the knowledge of the Endeavour Parties, its Affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ss) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Endeavour Parties, threatened.

(tt) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Endeavour Parties, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes and the Guarantees, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(uu) The Subsidiaries, after excluding Endeavour Operating and EEUK, did not, individually or in aggregate, account for more than 10% of the consolidated net income of the Company and its Subsidiaries for the year ended December 31, 2011.

(vv) The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Final Circular and the Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of the Company or any Guarantor and delivered to the Initial Purchaser or counsel for the Initial Purchaser in connection with the offering of the Notes and the Guarantees shall be deemed a representation and warranty by the Company or such Guarantor, as the case may be, as to matters covered thereby, to the Initial Purchaser.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at a purchase price of 105.730% of the principal amount thereof, plus accrued interest, if any, from September 1, 2012 to the Closing Date, the Notes.

3. Delivery and Payment. Delivery of and payment for the Notes and the Guarantees shall be made at 10:00 a.m., New York City time, on October 15, 2012, or at such time on such later date not more than three Business Days after the foregoing date as the Initial Purchaser shall designate, which date and time may be postponed by agreement between the Initial Purchaser and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Notes and the Guarantees being herein called the “Closing Date”). Delivery of the Notes and the Guarantees shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds. Delivery of the Notes and the Guarantees shall be made by delivery of one or more certificates in global form representing the Notes at such location as the Initial Purchaser shall reasonably designate at least one Business Day in advance of the Closing Date. The global certificates representing the Notes shall be registered in such names and in such denominations as the Initial Purchaser may request not less than two Business Days in advance of the Closing Date. The Company agrees to have the Notes available for inspection, checking and packaging by the Initial Purchaser or counsel for the Initial Purchaser at 80 Pine Street, New York, New York 10005, not later than 5:00 p.m. on the Business Day prior to the Closing Date.

4. Offering by the Initial Purchaser.

(a) The Initial Purchaser acknowledges that the Notes and the Guarantees have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) The Initial Purchaser represents and warrants to and agrees with the Company that:

(i) it has not offered or sold, and will not offer or sell, any Notes or Guarantees within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A) to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B) in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale may be made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes;

(v) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi) it has complied and will comply with the offering restrictions requirement of Regulation S; and

(vii) at or prior to the confirmation of sale of Notes (other than a sale of Notes pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S.”

5. Agreements. Each of the Endeavour Parties, jointly and severally, agrees with the Initial Purchaser that:

(a) The Company will furnish to the Initial Purchaser and to counsel for the Initial Purchaser, without charge, prior to the completion of the distribution of the Notes by the Initial Purchaser (as determined by the Initial Purchaser), as many copies of the Preliminary Circular and the Final Circular and any amendments and supplements thereto as they may reasonably request.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Notes and the Guarantees and the offering thereof, in the form approved by you and attached as Schedule I hereto.

(c) The Company will not amend or supplement the Disclosure Package or the Final Circular, other than by filing documents under the Exchange Act that are incorporated by reference therein,

without the prior written consent of the Initial Purchaser; provided, however, that prior to the completion of the distribution of the Notes by the Initial Purchaser, the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Circular unless, prior to such proposed filing, the Company has furnished the Initial Purchaser with a copy of such document for their review and the Initial Purchaser has not reasonably objected to the filing of such document. The Company will promptly advise the Initial Purchaser when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Circular shall have been filed with the Commission.

(d) If at any time prior to the completion of the distribution of the Notes by the Initial Purchaser, any event occurs as a result of which the Disclosure Package or the Final Circular, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Circular to comply with applicable law, the Company will promptly (i) notify the Initial Purchaser of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Circular to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(e) Without the prior written consent of the Initial Purchaser, the Company has not given and will not give to any prospective purchaser of the Notes any written information concerning the offering of the Notes other than materials contained in the Disclosure Package, the Final Circular or any other offering materials prepared by the Initial Purchaser.

(f) The Company will arrange, if necessary, for the qualification of the Notes and the Guarantees for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Notes and the Guarantees; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes and the Guarantees, in any jurisdiction where it is not now so subject. The Company will promptly advise the Initial Purchaser of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes and the Guarantees for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g) During the period from the Closing Date until one year after the Closing Date, without the prior written consent of the Initial Purchaser, the Company will not, and will not permit any of its Affiliates to, resell any of the Notes which constitute “restricted securities” under Rule 144 under the Act that have been reacquired by any of them, other than a transaction registered under the Act.

(h) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes or the Guarantees under the Act.

(i) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes; and each of them will comply with the offering restrictions requirement of Regulation S.

(j) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States.

(k) For so long as any of the Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l) The Company will cooperate with the Initial Purchaser and use commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

(m) Each of the Notes will bear the legend contained in “Transfer Restrictions” in the Preliminary Circular and the Final Circular for the time period and upon the other terms stated therein.

(n) The Company will not for a period of 90 days following the Execution Time without the prior written consent of the Initial Purchaser offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company), directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the Company (other than the Notes and the Guarantees).

(o) None of the Endeavour Parties will take, directly or indirectly, any action designed to, or that would constitute or that could reasonably be expected to, cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(p) The Endeavour Parties will apply the net proceeds from the sale of the Notes and the Guarantees in the manner described in each of the Disclosure Package and the Final Circular under the heading “Use of Proceeds.”

(q) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Registration Rights Agreement and the issuance of the Notes and the Guarantees and the fees of the Trustee (including related fees and expenses of any counsel to the Trustee); (ii) the preparation, printing or reproduction of the Preliminary Circular and the Final Circular and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Circular and the Final Circular, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Notes and the Guarantees; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Notes and the Guarantees; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Notes and the Guarantees; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Notes and the Guarantees; (vii) any registration or qualification of the Notes and the Guarantees for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchaser relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Notes and the Guarantees; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the rating of the Notes and the Exchange Notes; (xi) the performance of the Endeavour

Parties’ obligations under the Registration Rights Agreement; (xii) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC; (xiii) all fees and expenses incurred in connection with creating and perfecting the security interest and/or lien in the collateral contemplated in the Security Documents, including without limitation lien search fees and filing and recording fees and similar taxes; and (xiv) all other costs and expenses incident to the performance by the Endeavour Parties of their obligations hereunder.

(r) The Endeavour Parties acknowledge and agree that to the fullest extent permitted by applicable law or regulation the Initial Purchaser may offer and sell the Notes to or through any of their respective affiliates, including, without limitation, to its affiliate, Credit Suisse Securities (Europe) Limited, and that any such affiliate may offer and sell the Notes purchased by it to or through the Initial Purchaser.

6. Conditions to the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase the Notes and the Guarantees shall be subject to the accuracy of the representations and warranties of the Endeavour Parties contained herein at the Execution Time and the Closing Date (except to the extent such representations and warranties expressly relate to a specific earlier date (in which case such representations and warranties shall be true and correct as of such specified earlier date)), to the accuracy of the statements of the Endeavour Parties made in any certificates pursuant to the provisions hereof, to the performance by the Endeavour Parties of their obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Vinson & Elkins LLP, counsel for the Endeavour Parties, to furnish to the Initial Purchaser (i) an opinion, dated the Closing Date, and addressed to the Initial Purchaser, in a form substantially consistent with the opinions delivered to the initial purchasers with respect to the Existing Notes on February 23, 2012, (ii) a U.S. collateral opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and (iii) a U.K. collateral opinion, dated the Closing Date, in a form and substance reasonably satisfactory to the Initial Purchaser

(b) The Initial Purchaser shall have received the collateral opinion of De Brauw Blackstone Westbroek, opining as to the law of Netherlands, dated the Closing Date, in a form and substance reasonably satisfactory to the Initial Purchaser.

(c) The Initial Purchaser shall have received the opinion of Woodburn and Wedge, opining as to the law of Nevada, addressed to the Initial Purchaser and dated the Closing Date, in form substantially consistent with the opinion delivered to the initial purchasers with respect to the Existing Notes on February 23, 2012.

(d) The Initial Purchaser shall have received from Cahill Gordon & Reindel LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date and addressed to the Initial Purchaser, with respect to the issuance and sale of the Notes and the Guarantees, the Indenture, the Registration Rights Agreement, the Disclosure Package, the Final Circular (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchaser may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished to the Initial Purchaser certificates of each of the Endeavour Parties, signed by (x) the Chairman of the Board or the President and (y) the principal financial or accounting officer of each of the Endeavour Parties, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Circular and any supplements or amendments thereto, as well as each electronic road show used in connection with the offering of the Notes, and this Agreement and that:

(i) the representations and warranties of the Endeavour Parties in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing

Date (except to the extent such representations and warranties expressly relate to a specific earlier date (in which case such representations and warranties shall be true and correct as of such specified earlier date)), and the Endeavour Parties have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(f) On the date hereof, the Initial Purchaser shall have received from KPMG LLP, independent registered public accounting firm for the Company, a “comfort letter” dated the date hereof addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, covering the financial information in the Disclosure Package and other customary matters. In addition, on the Closing Date, the Initial Purchaser shall have received from such accountants, a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Circular and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(g)(i) On the Closing Date, the Initial Purchaser shall have received from Ernst & Young LLP (Aberdeen, Scotland), independent auditors for the Alba Properties purchased in the COP Acquisition, separate “comfort letters” dated the Closing Date addressed to the Initial Purchaser and Credit Suisse (Europe) Limited, in form and substance reasonably satisfactory to the Initial Purchaser and Credit Suisse (Europe) Limited, covering the financial information with respect to the Alba Properties purchased in the COP Acquisition in the Disclosure Package and other customary matters and (ii) the Initial Purchaser shall have received from Ernst & Young LLP, independent registered public accounting firm for the Company, (A) on the date hereof, a “comfort letter” dated the date hereof addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, covering the financial information in the Disclosure Package and other customary matters and (B) on the Closing Date, the Initial Purchaser shall have received from such accountants, a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Circular and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Circular (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) or (f) of this Section 6; or (ii) any Material Adverse Effect, the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Initial Purchaser, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

(i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(2) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) Netherland, Sewell & Associates, Inc. shall have delivered to you on the date hereof and on the Closing Date, letters in form and substance reasonably satisfactory to you, stating, as of the date hereof and as of the Closing Date the conclusions and findings of such firm with respect to the oil and gas reserves of the Company and its Subsidiaries.

(k) The Company shall have executed and delivered an officer’s certificate pursuant to Section 2.13 of the Indenture, an opinion of counsel addressed to the Trustee with respect thereto and an authentication order for the Notes.

(l) The Endeavour Parties shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchaser, and the Initial Purchaser shall have received executed copies thereof.

(m) The Notes shall be eligible for clearance and settlement through DTC.

(n) Prior to the Closing Date, the Company shall have furnished to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled at, or at any time prior to, the Closing Date by the Initial Purchaser. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchaser, at 80 Pine Street, New York, New York 10005 at 9:00 a.m., New York time, on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Notes and the Guarantees provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Initial Purchaser, the Company will reimburse the Initial Purchaser on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by it in connection with the proposed purchase and sale of the Notes and the Guarantees.

8. Indemnification and Contribution.

(a) Each of the Endeavour Parties, jointly and severally, agrees to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Circular, the Disclosure Package, the Final Circular, any Issuer Written Information or any other written information used by or on behalf of the Endeavour Parties in connection with the offer or sale of the Notes and the Guarantees (including, without limitation, any road show used in connection with the offer or sale of the Notes and the Guarantees), or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Endeavour Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Circular, the Disclosure Package, the Final Circular or such other written information, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchaser through the Initial Purchaser specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Endeavour Parties may otherwise have.

(b) The Initial Purchaser agrees to indemnify and hold harmless the Endeavour Parties, each of their directors, each of their officers, and each person who controls the Endeavour Parties within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to the Initial Purchaser, but only with reference to written information relating to the Initial Purchaser furnished to the Company by or on behalf of the Initial Purchaser through the Initial Purchaser specifically for inclusion in the Preliminary Circular, the Disclosure Package or the Final Circular (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Notes and (ii) under the heading “Plan of Distribution,” (A) the sentences related to concessions, and (B) the sentences related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Circular and the Final Circular constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Circular, the Disclosure Package or the Final Circular or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Endeavour Parties and the Initial Purchaser severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which any of the Endeavour Parties and the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Endeavour Parties on the one hand and by the Initial Purchaser on the other from the offering of the Notes; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by the Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Endeavour Parties and the Initial Purchaser severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Endeavour Parties on the one hand and the Initial Purchaser on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Endeavour Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchaser on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Endeavour Parties and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls any of the Endeavour Parties within the meaning of either the Act or the Exchange Act and each officer and director of the Endeavour Parties shall have the same rights to contribution as the Endeavour Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9. [Reserved].

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchaser by notice given to the Company prior to delivery of and payment for the Notes, if at any time prior to such time (i) trading in the Company’s common stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Initial Purchaser, impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated in the Disclosure Package and the Final Circular (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Endeavour Parties or their officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or the Endeavour Parties or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telefaxed to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3029, Attention: LCD-IBD, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention: Doug Horowitz, Esq.; or, if sent to any of the Endeavour Parties, will be mailed, delivered or telefaxed to J. Michael Kirksey (fax no.: (813) 307-8794) and confirmed to it at 811 Main Street, Suite 2100, Houston, TX 77002, Attention: Chief Financial Officer.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and no other person will have any right or obligation hereunder.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Endeavour Parties and the Initial Purchaser, or any of them, with respect to the subject matter hereof.

15. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Jurisdiction. Each of the Endeavour Parties hereby agrees that any suit, action or proceeding against the Endeavour Parties brought by the Initial Purchaser, the directors, officers, employees and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

17. Waiver of Jury Trial. Each of the Endeavour Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. Each of the Endeavour Parties hereby acknowledges that (a) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Endeavour Parties, on the one hand, and the Initial Purchaser and any Affiliate through which it may be acting, on the other, (b) the Initial Purchaser is acting as principal and not as an agent or fiduciary of the Endeavour Parties and (c) the Company’s engagement of the Initial Purchaser in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Endeavour Parties agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Initial Purchaser has advised or is currently advising any of the Endeavour Parties on related or other matters). Each of the Endeavour Parties agrees that they will not claim that the Initial Purchaser has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Endeavour Parties, in connection with such transaction or the process leading thereto.

19. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Notes (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Notes relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

20. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

21. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

22. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or Houston, Texas.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC.

“Disclosure Package” shall mean collectively (i) the Preliminary Circular, as amended or supplemented at the Execution Time, (ii) the Preliminary Supplement, as amended or supplemented at the Execution Time, (iii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule I hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean 11:45 a.m., New York City time, on October 10, 2012.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Circular that the parties expressly agree in writing to treat as part of the Disclosure Package.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Subsidiaries” shall mean the subsidiaries of the Company set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Initial Purchaser.

Very truly yours,

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ J. Michael Kirksey
Name:	J. Michael Kirksey
Title:	Authorized Signatory

ENDEAVOUR OPERATING CORPORATION

By:	/s/ J. Michael Kirksey
Name:	J. Michael Kirksey
Title:	Authorized Signatory

ENDEAVOUR ENERGY NEW VENTURES, INC.

By:	/s/ J. Michael Kirksey
Name:	J. Michael Kirksey
Title:	Authorized Signatory

END MANAGEMENT COMPANY

By:	/s/ J. Michael Kirksey
Name:	J. Michael Kirksey
Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Randy Bayless
Name:	Randy Bayless
Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE I

Endeavour International Corporation

12% First Priority Notes due 2018

October 10, 2012

Pricing Supplement dated October 10, 2012 to the Preliminary Offering Circular dated October 10, 2012 of Endeavour International Corporation. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Circular. The information in this Pricing Supplement supplements the Preliminary Offering Circular and supersedes the information in the Preliminary Offering Circular to the extent it is inconsistent with the information in the Preliminary Offering Circular. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given to them in the Preliminary Offering Circular.

Issuer:	Endeavour International Corporation (the “Company”)

Guarantees:	Existing and future domestic subsidiaries of the Company

Security Description:	12% First Priority Notes due 2018

Aggregate Principal Amount Offered:	$54,000,000

Maturity:	March 1, 2018

Coupon:	12.000%

Offering Price:	109.000% plus accrued interest from September 1, 2012

Yield to Worst:	9.436%

Spread to Benchmark Treasury:	887 bps

Benchmark Treasury:	0.875% due February 28, 2017

Gross Proceeds:	$58,860,000

Net Proceeds (before expenses):	$57,094,200

Interest Payment Dates:	March 1 and September 1, beginning on March 1, 2013

Record Dates:	February 15 and August 15 of each year

Change of Control:	Upon the occurrence of a “change of control” the Company must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	Beginning on March 1, 2015, the Company may redeem some or all of the notes at the redemption prices listed in the table below, together with any accrued and unpaid interest on the notes to the date of redemption.

Year	Percentage
2015	106.000%
2016	103.000%
2017 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	In addition, at any time prior to March 1, 2015, the Company may redeem up to 35% of the notes of each series from the proceeds of certain sales of its equity securities at 112.000% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 180 days after the date of the closing of such equity offering.

Redemption at Make-Whole Premium:	Prior to March 1, 2015, the Company may redeem some or all of the notes at a price equal to the sum of the principal amount thereof, plus the Make Whole Premium at the redemption date, together with any accrued and unpaid interest to the date of redemption.

“Make Whole Premium” means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at March 1, 2015 (such redemption price being set forth in the table appearing under the caption “— Optional Redemption”), plus (ii) any required interest payments due on such note through March 1, 2015 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the weekly average yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2015; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) on or prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Trade Date:	October 10, 2012

Settlement Date:	October 15, 2012 (T+3)

Distribution:	Rule 144A with registration rights.

CUSIP/ISIN Numbers:	144A: 29259G AF8/ US29259GAF81

Ratings:[1]	Caa1 / CCC+

Initial Purchaser:	Credit Suisse Securities (USA) LLC

This Pricing Supplement is strictly confidential and has been prepared by the Issuer solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Circular. This Pricing Supplement is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Circular, as modified by this Pricing Supplement, for a complete description of the securities.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

SCHEDULE II

GUARANTORS

Endeavour Operating Corporation

Endeavour Energy New Ventures, Inc.

END Management Company

Schedule II

SCHEDULE III

FOREIGN QUALIFICATIONS

Good Standing
Endeavour International Corporation	Texas
Endeavour Operating Corporation	Alabama
Louisiana
Montana
New Mexico
Pennsylvania
Texas
Endeavour Energy New Ventures, Inc.	Texas
END Management Company	None
Endeavour Energy UK	None

Schedule III